O'Neill & Company                                    Telephone  (604) 687-5792
Barristers & Solicitors                              Telecopier (604) 687-6650

Donald R. Martin          Edward E. Bowes            Suite 1880, Royal Centre
Stephen F.X. O'Neill      Michael F. Provenzano      1055 West Georgia Street,
Leslie L. Kapusianyk      Michael H. Taylor          Box 11122
                                                     Vancouver, British Columbia
                                                     V6E 3P3


January 28, 2002                                     Our File No. 3788

SILVERADO GOLD MINES LTD.
Suite 505, 1111 West Georgia Street
Vancouver, BC  V6E 4M3

Attention:  The Board of Directors
----------------------------------

Dear Sirs:

Re:     SILVERADO GOLD MINES LTD. (the "Company")
        -  Form S-8 Registration Statement
--------------------------------------------------------------------------------

We have acted as special British Columbia counsel to the Company in connection with the consulting agreements entered into between the Company and its consultants as described in this opinion letter (the "Consultant Agreements"). Each Consultant Agreement contemplates the issuance of shares of the Company's common shares without par value (the "Common Shares"), in consideration for the services provided pursuant to the Consultant Agreements.

In our capacity as special British Columbia counsel, we have reviewed only the following documents and have made no other investigation or inquiry:

     1. Search document from the British Columbia Corporate Registry indicating the Company has filed all Annual Reports and is in good standing as of the date hereof;

     2. The Memorandum and Articles of the Company, as amended and in effect as of the date hereof;

     3. Consultant Agreement between the Company and Robert Chapman dated October 15, 2001;

     4. Consultant Agreement between the Company and Robert M. Dynes dated December 17, 2001;

     5. Consultant Agreement between the Company and D. James Sakundiak dated September 15, 2001;


       O'Neill & Company is an association of independent law corporations.

O'Neill & Company

The Board of Directors
SILVERADO GOLD MINES LTD.
January 28, 2002
Page 2
--------------------------------------------------------------------------------



     6. Forms of Written Consent to Action Without Meeting of the Directors of the Company, each dated December 6, 2001, pursuant to which the Board of Directors of the Company (a) approved each Consultant Agreement; and (b) authorized the issuance of shares of the Company's Common Shares in consideration for the services provided by the Consultant Agreement;

     7. A Certificate of the Gary Anselmo, President of the Company (the "Officer's Certificate") dated January 23, 2002.

For purposes of this opinion we have not reviewed any documents other than the documents listed in (1) through (7) above. In particular, we have not conducted any independent investigation beyond our review of the documents listed in (1) through (7) above, and we have not reviewed any document (other than the documents listed in (1) through (7) above) that is referred to or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with or would otherwise alter the opinions stated herein.

In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional matters related or assumed therein, all of which we have assumed to be true, complete, and accurate.

Based upon the foregoing and upon an examination of such questions of British Columbia law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, limitations, and qualifications set forth below, we advise you that, in our opinion, the Common Shares issuable upon by the Company pursuant to the Consultant Agreements will be validly issued, fully paid, and non-assessable upon issuance, subject to performance by the Consultants of the services required to be performed pursuant to the Consultant Agreements.

The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:

     A. The foregoing opinion is limited to the laws of the Province of British Columbia presently in effect. We express no opinion as to the laws, rules,

O'Neill & Company

The Board of Directors
SILVERADO GOLD MINES LTD.
January 28, 2002
Page 3
--------------------------------------------------------------------------------



          or regulations of any other jurisdictions including, without limitation, the federal laws of the United States and rules and regulations relating thereto.

     B. We have assumed that all signatures on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies or drafts of documents to be executed are complete, accurate, and authentic copies or drafts that conform (or upon execution of the originals, will conform) to authentic and executed originals, which facts we have not independently verified.

     C. We have assumed (i) that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof, and will be true and correct on the date the Company is or becomes obligated to issue the Common Shares pursuant to the Consultant Agreements, and (ii) that the written consents to action without meeting of the directors referenced in the Officer's Certificate have not been amended, modified, or revoked since the time of their adoption, remain in full force and effect on the date hereof, and will remain in full force and effect on the date the Company is or becomes obligated to issue the Common Shares pursuant to the Consultant Agreements.

     F. We have assumed that at the time the Company is or becomes obligated to issue any Common Shares pursuant to the Consultant Agreements, the Company will have adequate authorized and unissued Common Shares to fulfill such obligations.

     G. The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of British Columbia law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

O'Neill & Company

The Board of Directors
SILVERADO GOLD MINES LTD.
January 28, 2002
Page 4
--------------------------------------------------------------------------------



We understand that you wish to file this opinion as an Exhibit to the Registration Statement on Form S-8 filed by the Company and covering the common shares issuable pursuant to the Consultant Agreements and we consent to such filing and to the inclusion of this opinion in such Registration Statement. This opinion is rendered solely for your benefit in connection with the transactions herein described and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity.

Yours truly,


/s/ Leslie L. Kapusianyk

LESLIE  L.  KAPUSIANYK

LLK/dml